Exhibit 13(a)(4)(i) to Form N-CSR

Change in Registrant’s Independent Public Accountant

On November 6, 2019, Hartford Funds Exchange-Traded Trust (the “Trust”) dismissed Ernst and Young LLP (“EY”) as the independent registered public accounting firm with respect to each series of the Trust (the “Funds”). EY’s report on the Funds’ financial statements for the fiscal period ended July 31, 2019, contained no adverse opinion or disclaimer of opinion nor was EY’s report qualified or modified as to uncertainty, audit scope or accounting principles. During the Funds’ fiscal year ended on July 31, 2019, and through November 6, 2019 (the “Covered Period”), (i) there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Funds’ financial statements for the Covered Period, and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Audit Committee of the Trust’s Board of Trustees participated in and approved the decision to engage PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the fiscal year ended July 31, 2020. The selection of PwC does not reflect any disagreements with or dissatisfaction by the Trust or the Board of Trustees with the performance of the Funds’ prior independent registered public accounting firm, EY. During the Funds’ fiscal period ended July 31, 2019, neither the Funds, nor anyone on their behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

The Trust requested EY to furnish it with a letter address to the Securities and Exchange Commission stating whether EY agrees with the statements contained above. A copy of that letter is attached hereto as Exhibit 13(a)(4)(ii).

April 9, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Exhibit 13(a)(4)(i) of Form N-CSRS dated April 9, 2020, of Hartford Funds Exchange-Traded Trust and are in agreement with the statements contained in the first three sentences of the first paragraph in Exhibit 13(a)(4)(i) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP